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                                                                   EXHIBIT 10(a)





                         [NORWEST BANKS LETTERHEAD]





August 30, 1996



Mr. Michael M. Logan, Vice President
Corporate Development/Natural Gas Marketing
Columbus Energy Corp.
Suite 2400 Lincoln Center Building
Denver, CO  80246

RE: Seventh Amendment to the Amended and Restated Credit Agreement Between Columbus Energy Corp. and Norwest Bank Colorado N.A., Denver dated July 1, 1992 ("Agreement")

Dear Mike:

I am pleased to advise that Norwest Bank has approved the proposed amendments to the credit agreement requested in your letter of August 23, 1996. We are contacting David Stolfa and requesting him to proceed with the Seventh Amendment to the Amended and Restated Agreement, To wit:

(1) Revolving Period, Section 1.1, Page 8 - the termination of the Revolving Period will be extended from 7/1/97 to 7/1/99.

(2) Maturity Date, Section 1.1, Page 7 - The maturity of the term loan will now be 7/1/2003.

(3) LIBOR Interest Rate, Paragraph 4, Page 1 of the Note will be changed to reflect LIBOR plus 150 basis points.

(4) The Agreement will be changed to reflect only one formal Borrowing Base review date annually. The date will be April 1st and the calculation will be based on an outside engineering report effective November 1st of the prior year. Borrower or Bank shall have the right to request on additional redetermination annually. The Bank has already begun its semiannually determination for October 1st of this year and wishes to complete that under the provisions of the existing agreement. Borrower will continue to supply the Bank with all of the reporting information required in the existing agreement and Bank will perform and informal review semiannually.

Sincerely,

/s/ J. T. REAGAN

J. T. Reagan
Vice President
Energy and Minerals